Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FuelCell Energy, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-255131, 333-238609, 333-224154, 333-217250, 333-211092, 333-195848, 333-181021, 333-177045, 333-166164 and 333-140168) and on Form S-3 (Nos. 333-251054, 333-249139, 333-239540, 333-226792, 333-215530, 333-201428, 333-201427, 333-187290, 333-185221 and 333-166565) of FuelCell Energy, Inc. of our report dated December 29, 2021, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries (the “Company”) as of October 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended October 31, 2021, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control as of October 31, 2021, which report appears in the October 31, 2021 annual report of Form 10-K of FuelCell Energy, Inc.

Our report refers to a change in the Company’s method of accounting for leases due to the adoption of new accounting guidance.

/s/ KPMG LLP

Hartford, Connecticut
December 29, 2021